                                                FILED PURSUANT TO RULE 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 3                 REGISTRATION STATEMENT NO. 333-71053
(To Prospectus Dated February 5, 1999)


                         RADIANCE MEDICAL SYSTEMS, INC.

                        4,496,744 SHARES OF COMMON STOCK
                                ($.001 PAR VALUE)

         This Prospectus Supplement supplements information contained in that certain Prospectus dated February 5, 1999, that certain Prospectus Supplement No. 1 dated May 18, 1999 and that certain Prospectus Supplement No. 2 dated November 2, 1999 (as amended or supplemented, the "Prospectus") of Radiance Medical Systems, Inc. (the "Company"), relating to the potential sale from time to time of up to 4,496,744 shares of our Company's Common Stock, par value $0.001 per share (the "Common Stock"), by the stockholders listed in this Prospectus under the section entitled "Selling Stockholders." This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The following table supplements the information set forth in the Prospectus under the caption "Selling Stockholders" with respect to the Selling Stockholders named below and the respective shares of Common Stock beneficially owned by such Selling Stockholders that may be offered pursuant to the
Prospectus:

                                                                                                       PERCENTAGE OF
                                                                                                        COMMON STOCK
                                                                 COMMON STOCK       COMMON STOCK         OWNED UPON
                                             COMMON STOCK       BEING OFFERED        OWNED UPON        COMPLETION OF
                                            OWNED PRIOR TO       PURSUANT TO        COMPLETION OF     THIS OFFERING IF
SELLING STOCKHOLDER                        THIS OFFERING(1)   THIS PROSPECTUS(2)  THIS OFFERING(3)   GREATER THAN 1%(3)
-------------------                        ----------------   ------------------  ----------------   ------------------
Dr. Arnoldo Fiedotin & Roas L. Fiedotin        138,600             216,549               --
The Fiedotin Foundation, Inc.                       --              38,669               --
William J. Livingston, Trustee for the
  W & J Living Trust, UAD 11/24/92              70,972             121,481               --
Salvation Army                                      --               1,841               --
Midnight Mission of Los Angeles                     --               1,841               --
ASPCA                                               --               1,841               --
Share Ourselves Corporation                         --               1,841               --
Pepperdine University                               --               1,841               --

    All information in this Prospectus Supplement is as of December 14, 1999.

          The date of this Prospectus Supplement is December 14, 1999.